EXHIBIT 99.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his or her capacity as an officer of Valley Ridge Financial Corp. (the "Company") that the Quarterly Report of the Company on Form 10-QSB for the quarter ended March 31, 2003 fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

/s/ Richard L. Edgar
Richard L. Edgar President and Chief Executive Officer

/s/ Michael E. McHugh
Michael E. McHugh Secretary and Treasurer (Principal Financial and Accounting Officer)